Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TEXAS PACIFIC LAND CORPORATION

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

TEXAS PACIFIC LAND CORPORATION, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1.             That the name of this corporation is Texas Pacific Land Corporation (the “Corporation”) and that the Corporation was originally incorporated pursuant to the DGCL on April 28, 2020 under the name Texas Pacific Land Corporation.

2.            That the Board of Directors of the Corporation duly adopted resolutions setting forth the proposed amendment to the Certificate of Incorporation of the Corporation (the “Certificate”), declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders and authorizing the submission to the stockholders of a proposal to authorize said amendment, which resolutions setting forth the proposed amendment are substantially as follows:

RESOLVED:

That Section 7.1 of Article VII of the Certificate of this Corporation be amended and restated to read in its entirety as follows:

“SECTION 7.1 Special Meetings. Subject to the rights of the holders of any series of Preferred Stock then outstanding and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called, at any time for any purpose or purposes, by the Board pursuant to a resolution adopted by the Board. The Board may postpone, reschedule or cancel any special meeting of stockholders previously called by the Board. A special meeting of stockholders shall be called by the Secretary of the Corporation upon written request by one or more stockholders of record, representing stockholders owning beneficially or of record at least twenty five percent (25%) of all outstanding shares of common stock of the Corporation, as determined pursuant to the Bylaws, and who otherwise comply with such other requirements and procedures set forth in the Bylaws, as now or hereinafter in effect. The Board may fix the date, time and place, if any, of such special meeting, either within or without the State of Delaware.”

3.             That thereafter said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, Texas Pacific Land Corporation has caused this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this the 12th day of November, 2024.

By:	/s/ Tyler Glover
Name:	Tyler Glover
Title:	Chief Executive Officer

SIGNATURE PAGE TO CERTIFICATE OF AMENDMENT TO THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF TEXAS PACIFIC LAND CORPORATION